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                                                                     EXHIBIT 5.1

        Opinion of Counsel as to Legality of Securities Being Registered

                  [Wilson Sonsini Goodrich & Rosati Letterhead]

                                 August 31, 1999

OneWorld Systems, Inc.
1144 East Arques Avenue
Sunnyvale, CA 94086

        RE:  REGISTRATION STATEMENT OF FORM S-8

Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 31, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,165,000 shares of your Common Stock reserved for issuance under the 1999 Stock Plan (the "1999 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the 1999 Plan.

        It is our opinion that, when issued and sold in the manner referred to in the 1999 Plan and pursuant to the agreements which accompany the 1999 Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Rule 462 under the Securities Act with respect to the Registration Statement.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati, P.C.